Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262865

STICKER SUPPLEMENT TO
PROSPECTUS SUPPLEMENT
(To Prospectus dated February 25, 2022)

2,080,696 Shares of Common Stock
Pre-Funded Warrants to Purchase up to 3,180,615 Shares of Common Stock
Warrants to Purchase up to 5,261,311 Shares of Common Stock

This Sticker Supplement to Prospectus Supplement supplements our Prospectus Supplement dated June 9, 2022, to our Prospectus dated February 25, 2022. You should read this Sticker Supplement together with the Prospectus Supplement and Prospectus since the information contained herein supplements the information contained in the Prospectus Supplement and Prospectus. Capitalized terms contained in this Sticker Supplement have the same meanings as in the Prospectus Supplement and Prospectus unless otherwise stated herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

This sticker supplement is part of the prospectus supplement and prospectus and must accompany the prospectus supplement and prospectus to satisfy the prospectus-delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker supplement is March 16, 2023.

You should rely only on the information contained in this sticker supplement, the accompanying prospectus supplement and the accompanying prospectus, or incorporated by reference therein. We have not authorized anyone to provide you with information that is different. The information contained in this sticker supplement, the accompanying prospectus supplement or the accompanying prospectus, or incorporated by reference therein, is accurate only as of the respective dates thereof, regardless of the time of delivery of this sticker supplement, the accompanying prospectus supplement and the accompanying prospectus. It is important for you to read and consider all information contained in this sticker supplement, the accompanying prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. This sticker supplement, the accompanying prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by the accompanying prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

AMENDMENT TO COMMON WARRANTS

Pursuant to our prospectus supplement dated June 9, 2022, to our Prospectus dated February 25, 2022, we offered and sold (i) 2,080,696 shares of our common stock, par value $0.0001 per share, and accompanying common warrants to purchase up to an aggregate of 2,080,696 shares of our common stock and (ii) pre-funded warrants to purchase up to an aggregate of 3,180,615 shares of our common stock and accompanying common warrants to purchase up to an aggregate of 3,180,615 shares of common stock. Each share of common stock and accompanying common warrant were sold together at a combined price of $2.851, and each pre-funded warrant and accompanying common warrant were sold together at a combined price of $2.841. Each common warrant (collectively, the “June 2022 Common Warrants”) had an exercise price per share of common stock equal to $2.851, was immediately exercisable and was set to expire on June 13, 2027. We sold the foregoing securities to the purchaser through a securities purchase agreement directly between the purchaser and us.

On March 13, 2022, in connection with entering into a securities purchase agreement with the purchaser in connection with an offering of shares of common stock and warrants (the “New Offering”), we and the purchaser agreed to amend the June 2022 Common Warrants to reduce the exercise price thereof from $2.851 to $1.20 per share of common stock, to delay the exercisability of the June 2022 Common Warrant until six months after the closing of the New Offering and to extend the exercise period of the June 2022 Common Warrant until December 13, 2027. No other changes to the June 2022 Common Warrants were made. No changes to the pre-funded warrants were made.